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THE ROBERT MONDAVI CORPORATION
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                  The following is the text of an email message from Gregory Evans of The Robert Mondavi Corporation sent to all employees of The Robert Mondavi Corporation on September 21, 2004:

In an effort to ensure every employee receives consistent, timely information about our company's transition, we will be providing a weekly Question and Answer forum through email. 20 people took the time to submit questions to me between Wednesday and Friday, which the management team has answered in a document posted on Connect. Managers: please print off this document, and ensure that every employee has access to the Q&A. I have committed to sending out these summaries at least weekly and to regularly communicate our progress down this new path.

You'll find the document on the Connect home page or by following this link: http://connect/articles/communications/Q&A_Week_1.doc. As a reminder, future questions can be sent through email to the email box named Transition Questions.

Greg

                  The following is the text of a series of questions and answers posted to The Robert Mondavi Corporation’s internal website on September 21, 2004:

Human Resources, Benefits, Stock, and Separation Questions

1.	What is the status of (department name)?

Answer: We received three questions that asked the status of specific departments. It's difficult and premature for us to address the impact on specific departments – or the processes that they support. As we mentioned in our original announcements, we have a thorough internal review process underway, and will identify the implications on specific departments by the end of September. As decisions are made, the leadership team is committed to communicating changes to the organization. In an effort to recognize every question submitted we will address these questions at a more appropriate time.

2.	How will the sale affect shares held by employees or the current employee stock purchase plan for this year?

Answer: There are no changes to the stock, the stock plan, or any previously-issued stock. We’ll continue to be traded on NASDAQ under the MOND ticker.

3.	Will there be any steps taken to protect the employment of the employees located at Robert Mondavi Winery once sold?

Answer: As previously discussed, we are making some immediate changes at Robert Mondavi Winery to ensure that it endures as one of the world’s great wine estates. These changes are designed to position the wines, the winery, and the continuing employees for future success with a potential owner. However, while we would hope that the infrastructure will be maintained after a divestiture, we can not ultimately predict what future changes a potential new owner would make.

4.	Will layoffs occur at Robert Mondavi Winery prior to the sale? Should we be working on our resumes? How can we tell? Will there be help?

Answer: We are taking a number of steps to reconfigure our corporation, which will include position eliminations in both our lifestyle and luxury businesses. We remain steadfast in our commitment to communicate information regarding position eliminations by the end of September. While preparing for divestiture, there will be some changes made at our luxury facilities, like Robert Mondavi Winery; however, some changes may result as part of any ownership change. For those employees who are personally affected by position elimination, we will provide specific information about outplacement assistance.

5.	Dennis Joyce said that we will know “our fates” within two weeks. Does this still hold true?

Answer: Yes

6.	What kind of transition will there be for those not asked to remain with the company (i.e.: timetable)?

Answer: Transition timelines for employees affected by position eliminations will be on a case-by-case basis. Our goal, however, is to notify any impacted employees by the end of September and communicate the specific transition timelines applicable to them at that time.

7.	Will employees affected by position eliminations be allowed to purchase company automobiles and computers?

Answer: All separated employees will be given a flat sum to cover outplacement related costs. This sum could, at the separated employee's discretion, be used to purchase a computer of their choosing. Employees will be able to keep their cellular phones (not phone-based PDAs like Blackberry) and their respective cellular phone numbers. To maintain the existing number, the employee will need to contact AT&T customer service by promptly calling the AT&T Change of Financial Responsibility line at (866) 626-9620 within 14 days, or the number may be released to another customer.

For Sales employees affected by position eliminations, our Sales Operations team can provide more specific information on purchasing company automobiles.

8.	Why, with the fact that a lot of people will be losing their positions, aren’t you posting answers to these many questions more than once a week?

Answer: It’s important to honor the any commitments that we make. We are working as quickly as possible to provide you with information about the decisions to be made. In saying this, I understand that this is a worrisome time, and I will attempt to answer questions more frequently than weekly. But, I will absolutely commit that we communicate once a week, at a minimum. Additionally, I encourage you to pose any questions that need immediate answers to your local leaders.

9.	Has there been any thought or consideration given to bringing in Grief Counselors for those who will be affected by termination?

Answer: We understand that this is an emotional time for all our employees. As such, we continue to offer the services of our Employee Assistance Program, which is available to all Robert Mondavi employees. We will have EAP Representatives on site when the position elimination notifications occur. For those locations where this is not practical, employees are encouraged to call EAP at (800) 638-2769. The EAP program offers free confidential counseling on a wide variety of subjects such as financial problems, marital issues, stress management, day care and substance abuse. Additionally, your Human Resources representative is also a good source of support for discussion about the transition.

10.	For employees who work at Robert Mondavi Winery or another facility up for sale, how will a sale affect our Medical Benefits and Retirement?

Answer: For individuals working at facilities or properties that have been identified for divestiture, your Robert Mondavi benefits and retirement will continue. At the time of any sale, you will transition into a plan owned and managed by the new owner. Even with this change, you will be entitled to any vested balance in your Retirement account.

Strategy Questions

11.	Could you clarify the use of the Robert Mondavi Winery name, the Robert Mondavi Corporation name, the Robert Mondavi Private Selection name, and the use of the surname with or without initials preceding the name Mondavi after the sale of the Robert Mondavi Winery?

Answer: This is a very complex scenario that will be consistent for any potential future owners of Robert Mondavi Winery. Our plan is to create a jointly-owned entity that owns the “Robert Mondavi” name. That entity will then license the “Robert Mondavi” name to both Robert Mondavi Winery and Robert Mondavi Corporation. The jointly-owned entity will ensure that the “Robert Mondavi” name is used in a responsible way that creates value for both companies. All parties involved will have economic motivation to manage the Robert Mondavi name and equity to the highest and best use. This will allow us to continue using the Robert Mondavi name on the three distinct entities: Robert Mondavi Winery, the Robert Mondavi Corporation, and Robert Mondavi Private Selection.

12.	I received these questions from my distributors, and I’d like to know how to answer them. What will be the effect on our lifestyle brands, if we have no "jewel" or location that sets the standard for a gracious way of life? Will consumers see Lodi as a value or "intangible" that will justify a premium price point? Why visit Lodi? What will we use to replace the valuable experience of visiting the Robert Mondavi Winery in the heart of Napa?

Answer: Our consumer has made Woodbridge the #1 wine in the world in its segment and with the highest level of brand loyalty in its segment. In terms of the premium price point, Woodbridge more than commands it. Our story with consumers is about Woodbridge: the real place with real people running a winery using small winery techniques. Woodbridge has a story its competitors can’t match.

Our distributor partners are fundamentally interested in growing their business profitably. As such, we have irreplaceable brands in their portfolio. We need to make a concerted effort at getting distributor partners to Woodbridge. Visitors are always surprised by the Woodbridge experience – impressive in scale, efficiency, and winemaking techniques. Woodbridge is a jewel: a great winery, a great brand produced at great quality. It’s up to us to tell this story.

13.	As I understand it, after the divestitures, the Corporation's production and distribution facilities will be those in Lodi. Should we expect a move to Lodi in the next 5 years?

Answer: While we can't speak to five years from now, we can say that at this time there are no plans to move our corporate offices out of Latour Court in Napa.

14.	Was the Sarbanes-Oxley Act a catalyst that forced the separation of our lifestyle brands and facilities from our luxury brands and facilities? Without the Act could the company have carried the less profitable wineries longer? Would you explain the importance of this law and describe the kind of investor that would prefer investing in an enterprise like our lifestyle line versus an investor that would prefer our luxury lines.

Answer: Our decision to separate our lifestyle and luxury brands and assets was not the result of the passage of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act of 2002 implemented new corporate governance and financial accounting reforms for public companies. These reforms are designed to increase the accuracy and speed with which public companies report their financial results and conditions.

Our decision to separate our luxury brands from our lifestyle brands was made as the result of our belief that a lifestyle focused company creates a business model with compelling future earnings growth, strong cash flow generating capabilities and relatively high financial returns. Our luxury brands, by contrast, due to their inherently higher asset values and longer-term investment horizons, have financial returns which are more suited for a private entity that has different investment criteria.

15.	Will the company still support the development of the Wine Information Module?

Answer: Yes. This essential development project, which replaces back-of-the-house Harvest Management System and Winemaker Database, continues to move ahead. Our Lifestyle strategy clearly calls for the continuation of this initiative.

16.	What will be the status of the North and Central Coast Vineyards?

Answer: For both the Luxury and Lifestyle side, we continue to recalibrate our grape supply in the context of the ongoing statewide surplus and anticipate selling some additional vineyards and renegotiating some additional grower contracts over the next 18 months. We will provide more specific information on vineyards for sale in the future.

17.	The quality and imaging of Robert Mondavi Winery lends so much credence and support to selling RMPS and WB, that the positives of keeping RMW within the corporation far outweigh the negatives. Can you give some clarity as to why the decision scale has been tipped to the side of divesting RMW?

Answer: This decision is about protecting Robert Mondavi Winery and ensuring that it endures as one of the world’s great wine estates. We have a financial responsibility to create value for our shareholders. Efforts to place Robert Mondavi Winery in private hands allow us to move Robert Mondavi Winery away from the scrutiny and requirements of the public markets. As an agricultural asset, a private owner will look at Robert Mondavi Winery as a long-term investment, with lower financial returns in the short term.

Sales and Marketing Questions

18.	Should we continue to schedule consumer events that we will be hosting? These events are scheduled at least 6 weeks out and most often a few months prior.

Answer: At this time, you should continue developing and hosting consumer events for all our brands. If you have any doubts, please contact Rodney Williams on any Lifestyle events, David Francke on any Robert Mondavi Winery events or the appropriate brand manager for other brands.

19.	Should we continue to schedule key guests for overnight accommodations and tours?

Answer: At this time, it is business as usual with our tour and guest programs.

20.	A couple of months ago I had heard that the company had planned to close down the 3 district sales offices. I realize leases will have to be paid off, or offices sub-leased, but do you have a timeline if and when these offices may be closed?

Answer: There are two district offices being evaluated – Denver, CO and San Ramon, CA. We do not plan to pay down these leases, so there is no defined timeline for any changes. Our New York district office has just signed a lease for another year. There are no current plans to change our division office arrangements – we continue to have division offices in Costa Mesa, CA, Atlanta, GA, and Chicago, IL.

21.	What were the findings of the McKinsey study? What recommendations were adopted by management and the BOD?

Answer: The McKinsey study was conducted to gain a better understanding of our distribution network, and where we could best leverage our portfolio and brands within this network. The findings: changing distributors or wholesalers is not necessarily to our advantage. But, if we implement performance management plans – setting clear goals and objectives, partnering in the planning process, managing both company’s financial goals – we can significantly increase the performance of our current distributors. The study helped us evaluate what measures we should look at. We believe that this information is even more critical as we move forward into the Lifestyle strategy, and Eric Morham and leaders from the Sales team will be working to bring this idea to fruition in the next year.

22.	While I understand that we (the Sales team) are still responsible for all brands, is it your position that we should focus more on the Lifestyle Brands?

Answer: During a recent meeting with the Sales team, we outlined five key brand priorities for our Sales efforts: Woodbridge, Robert Mondavi Private Selection, Robert Mondavi Winery, Papio and Arrowood. These priorities remain intact. However, as noted during the meeting, it is everyone’s best interest to continue to sell the entire portfolio with the appropriate amount of focus on each of the brands. We have a responsibility to our partners, brands, and accounts to put in a first rate effort on all our brands, both now and during any sale or transition. The key priorities for the priority brands remain:

Woodbridge
•  Increase Feature and Display Support
•  Build Select Vineyard Series
•  Accelerate 187ml launch

Robert Mondavi Private Selection
•  Increase display activity
•  Build distribution on secondary varieties
•  Achieve sales goals while building brand equity

Robert Mondavi Winery
•  Build on momentum for our Napa Valley varietals
•  Achieve a Cabernet Sauvignon Reserve renaissance by ensuring appropriate distribution and sell-through
•  Achieve sales goals while building brand equity

Papio
•  Expand off-premise distribution
•  Increase on-premise volume
•  Increase display activity

Arrowood
•  Build Arrowood Cabernet Sauvignon Réserve Spéciale
•  Increase in-account sales of Arrowood Cabernet Sauvignon, Sonoma County

23.	How will the transition between the Robert Mondavi sales representatives and the various companies [up for divestiture] take place? Will we be given direct contact names for our distributors so that we may reach out for them to re-establish, or create new relationships?

Answer: Each divestiture will have a detailed transition plan, which will include very detailed specifics on how and when any changeover will occur. Our goal will be to handle any transition in a way that protects brand equity and our company reputation. Until these plans are developed and communicated, the Sales team remains the main point of contact for our distributor partners.

Important Information For Investors And Shareholders

                  In connection with the proposed recapitalization plan, The Robert Mondavi Corporation will file a combined proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

                  The Company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company's shareholders in connection with the proposed recapitalization plan is set forth in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2003 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.